Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Viridian Therapeutics, Inc.:

We consent to the use of our report incorporated by reference herein.

Our report refers to a change in the Company’s method of accounting for leases as of January 1, 2020 due to the adoption of ASU No. 2016-02, Leases (Topic 842).

/s/ KPMG LLP
Boulder, Colorado
March 26, 2021